EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
8/17/20111	Purchase	$13.5874	20063
8/18/20112	Purchase	12.8367	19025
8/19/20113	Purchase	12.5073	26653
8/22/20114	Purchase	12.2850	15707
8/23/20115	Purchase	13.0664	14886
8/24/20116	Purchase	13.5434	34464
8/25/20117	Purchase	13.3633	14947
8/26/20118	Purchase	13.7814	17481

1 This transaction was executed in multiple trades at prices ranging from $13.45 - 13.70.
2 This transaction was executed in multiple trades at prices ranging from $12.68 - 13.00.
3 This transaction was executed in multiple trades at prices ranging from $12.30 - 12.75.
4 This transaction was executed in multiple trades at prices ranging from $12.10 - 12.36.
5 This transaction was executed in multiple trades at prices ranging from $12.49 - 13.25.
6 This transaction was executed in multiple trades at prices ranging from $13.45 - 13.83.
7 This transaction was executed in multiple trades at prices ranging from $13.17 - 13.62.
8 This transaction was executed in multiple trades at prices ranging from $13.68 - 13.85.